UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2015

TRANS-LUX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-2257	13-1394750
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

445 Park Avenue, Suite 2001, New York, NY		10022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (800) 243-5544

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On October 1, 2015, Trans-Lux Corporation (the “Company”) announced changes to the timeline for its previously announced rights offering to holders of its common stock to purchase shares of a new class of Series B Convertible Preferred Stock of the Company (the “Series B Convertible Preferred Stock”).  The Company has set a new record date for the rights offering of 5:00 p.m., Eastern Time, on October 12, 2015.  The Company now intends to commence the rights offering on October 14, 2015, with the subscription period expiring at 5:00 p.m., Eastern Time, on November 4, 2015, unless extended.  The other terms of the rights offering, including but not limited to the subscription price per share and the number of rights required to purchase one share of Series B Convertible Preferred Stock, and the terms of the Series B Convertible Preferred Stock, remain the same.

This Current Report on Form 8-K does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, and there will be no sale of any securities in any state in which such an offer, solicitation, or purchase would be unlawful prior to the registration or qualification of such securities under the securities laws of any such state. The offer of the shares of common stock issuable upon exercise of the rights to be distributed in the proposed rights offering will be made only by means of the prospectus forming a part of the Company’s registration statement filed with the Securities and Exchange Commission, which the Company expects to file promptly following the record date for the rights offering, and related documents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized:

TRANS-LUX CORPORATION

By:	/s/ Robert J. Conologue
Robert J. Conologue
Senior Vice President and Chief Financial Officer

By:	/s/ Todd Dupee
Todd Dupee
Vice President, Finance and Controller

Dated:  October 1, 2015